Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No.3 to Form F-4 of Cubebio Holdings Limited of our report dated July 10, 2026, which includes a substantial doubt paragraph about the Cubebio Holdings Limited’s ability to continue as a going concern, with respect to our audits of the statement of financial position of Cubebio Holdings Limited as of December 31, 2025 and 2024, the related statements of operations and comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2025 and the period from September 24, 2024 (inception) through December 31, 2024, which report appears in the Prospectus forming part of this Registration Statement.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
September 28, 2026	PCAOB ID No.1171